NEWS

Charter Third Quarter 2012 Results
Implementing Strategies to Drive Growth with Enhanced Product Offerings and Service

St. Louis, Missouri - November 6, 2012 - Charter Communications, Inc. (along with its subsidiaries, the “Company” or “Charter”) today reported financial and operating results for the three and nine months ended September 30, 2012.

Third quarter highlights:

•
Customer relationship trends improved year over year with 119,000 more residential and commercial relationships, and a significant increase in triple play sell-in. Residential primary service units ("PSUs") grew by 48,000 compared to a gain of 1,000 a year ago.

•	Third quarter revenues of $1.880 billion grew 3.7% on a pro forma[1] basis and 3.9% on an actual basis compared to the third quarter of 2011, due to growth in Internet, commercial and advertising sales.

•	Residential Internet revenues rose 7.6% on a pro forma basis and 7.9% on an actual basis. Charter added more than 300,000 Internet customers over the past twelve months.

•	Commercial revenues grew 20.9% on a pro forma and actual basis driven by growth across all business groups, marking the sixth consecutive quarter of over 20% growth.

•
Adjusted EBITDA[2] was $651 million, down 0.5% on a pro forma basis and 0.3% on an actual basis compared to prior year as revenue growth was offset by an increase in operating expenses to support new operating strategies. Net loss totaled $87 million in the quarter.

•
Net cash flows from operating activities totaled $468 million for the quarter. Higher capital expenditures to support our growth and operating strategies led to free cash flow[2] of negative $17 million.

“We entered the quarter in a stronger competitive position from a product, pricing and service standpoint, benefiting customer trends and triple play sales,” said Tom Rutledge, Charter President and CEO. “We are enhancing the foundation of our operating structure, business practices and product offerings to support sustainable growth. The investments we make in the near term lay the groundwork for increased penetration across all of our products with a greater customer lifetime value. I am confident about our future and our ability to drive long-term growth and maximize return on investment.”

1 Pro forma results are described below in the "Use of Non-GAAP Financial Metrics" section and are provided in the addendum of this news release.
2 Adjusted EBITDA and free cash flow are defined in the “Use of Non-GAAP Financial Metrics” section and are reconciled to net loss and net cash flows from operating activities, respectively, in the addendum of this news release.

Key Operating Results

	Approximate as of
	Actual
	September 30, 2012 (a)	September 30, 2011 (a)	Y/Y Change
Footprint
Estimated Homes Passed Video (b)	11,996	11,928	1%
Estimated Homes Passed Internet (b)	11,665	11,602	1%
Estimated Homes Passed Phone (b)	11,040	10,840	2%

Penetration Statistics
Video Penetration of Homes Passed Video (c)	33.6%	35.1%	-1.5 ppts
Internet Penetration of Homes Passed Internet (c)	32.0%	29.5%	2.5 ppts
Phone Penetration of Homes Passed Phone (c)	17.0%	16.3%	0.7 ppts

Residential
Residential Customer Relationships (d)	5,015	4,922	2%
Residential Non-Video Customers	990	734	35%
% Non-Video	19.7%	14.9%	4.8 ppts

Customers
Video (e)	4,025	4,188	-4%
Internet (f)	3,731	3,424	9%
Phone (g)	1,880	1,764	7%
Residential PSUs (h)	9,636	9,376	3%
Residential PSU / Customer Relationships (d)(h)	1.92	1.90

Net Additions/(Losses) (i)
Video (e)	(73)	(63)	-16%
Internet (f)	69	53	30%
Phone (g)	52	11	373%
Residential PSUs (h)	48	1	NM*

Single Play Penetration (j)	37.4%	38.2%	-0.8 ppts
Double Play Penetration(k)	33.0%	33.0%	—
Triple Play Penetration (l)	29.6%	28.8%	0.8 ppts
Digital Penetration (m)	86.2%	80.9%	5.3 ppts

Revenue per Customer Relationship (n)	$105.39	$105.83	—

Commercial
Commercial Customer Relationships (d)(o)	321	295	9%

Customers
Video (e)(o)	172	173	-1%
Internet (f)	186	156	19%
Phone (g)	99	74	34%
Commercial PSUs (h)	457	403	13%

Net Additions/(Losses) (i)
Video (e)(o)	1	(4)	125%
Internet (f)	9	7	29%
Phone (g)	8	5	60%
Commercial PSUs (h)	18	8	125%

* Not meaningful

Footnotes
See footnotes to unaudited summary of operating statistics on page 6 of the addendum of this news release. The footnotes contain important disclosures regarding the definitions used for these operating statistics.

As we entered the third quarter of 2012, we implemented new pricing and packaging of our residential offerings designed to increase penetration of all our products and gain a higher quality relationship with our customers. Our compelling Charter triple play offers a competitive video product with more than 100 HD channels, superior Internet, and fully-featured phone service, all packaged together in a straight-forward, reasonably priced offering designed to create value for our customers.

In the third quarter of 2012, we grew residential customer relationships 19,000 compared to a loss of 10,000 for the third quarter last year. Residential PSUs increased by 48,000 compared to a gain of 1,000 in the comparable year ago quarter. We added 9,000 commercial customer relationships in the third quarter of 2012 compared to 3,000 in the prior-year quarter.

Residential video customers decreased by 73,000 in the third quarter of 2012 compared to a decline of 63,000 last year. The year over year change was driven by our strategy to actively market only digital offerings, and the transition to new selling methods. The majority of the video loss stemmed from limited basic customers, and the loss of expanded basic customers declined by approximately 65% year over year.

We continued to drive success with our Internet product, adding 69,000 residential Internet customers in the third quarter of 2012 compared to 53,000 last year. Our new triple play offer drove an increase of 52,000 phone customers compared to a gain of 11,000 last year, reflecting the early success of our new pricing and packaging.

Third quarter residential revenue per customer relationship totaled $105.39, down slightly from $105.83 a year ago, reflecting entry-level pricing and continued single play Internet sell-in despite a higher rate of triple play sell-in.

We are focused on further improving the quality of our products and service. We are implementing a number of organizational, operational, and go-to-market changes that we believe will create a competitive advantage for Charter in the marketplace. While we anticipate short-term impacts on customer connects, revenue and operating expenses as we implement our new strategies, we expect these efforts to drive long-term growth in our business. We also plan for capital expenditures to remain elevated as we strive to increase penetration, place higher levels of customer premise equipment per transaction, and progressively move to an all-digital platform.

Third Quarter Financial Results

CHARTER COMMUNICATIONS, INC. AND SUBSIDIARIES
UNAUDITED CONSOLIDATED STATEMENTS OF OPERATIONS AND OPERATING DATA
(dollars in millions, except per share and share data)

	Three Months Ended September 30,
	2012	2011		2011
	Actual	Pro Forma (a)	% Change	Actual	% Change
REVENUES:
Video	$906	$911	(0.5)%	$908	(0.2)%
Internet	467	434	7.6%	433	7.9%
Telephone	208	216	(3.7)%	216	(3.7)%
Commercial	168	139	20.9%	139	20.9%
Advertising Sales	85	73	16.4%	73	16.4%
Other	46	40	15.0%	40	15.0%
Total Revenues	1,880	1,813	3.7%	1,809	3.9%

COSTS AND EXPENSES:
Operating (excluding depreciation and amortization) (b)	858	795	7.9%	792	8.3%
Selling, general and administrative (excluding stock compensation expense) (c)	371	364	1.9%	364	1.9%
Total operating costs and expenses	1,229	1,159	6.0%	1,156	6.3%

Adjusted EBITDA	$651	$654	(0.5)%	$653	(0.3)%

Adjusted EBITDA margin	34.6%	36.1%		36.1%

Capital Expenditures	$488	$304		$304
% Total Revenues	26.0%	16.8%		16.8%

Net loss	$(87)	$(85)		$(85)
Loss per common share, basic and diluted	$(0.87)	$(0.79)		$(0.79)

Net cash flows from operating activities	$468	$406		$405
Free cash flow	$(17)	$91		$90

Footnotes
(a) Pro forma results reflect certain acquisitions of cable systems in 2011 as if they occurred as of January 1, 2011.
(b) Operating expenses include programming, service, and advertising sales expenses.
(c) Selling, general and administrative expenses include general and administrative and marketing expenses.

Adjusted EBITDA and free cash flow are defined in the "Use of Non-GAAP Financial Metrics" section and are reconciled to net loss and cash flows from operating activities, respectively, in the addendum of this news release.

Revenue

Third quarter 2012 revenues rose to $1.880 billion, up 3.7% on a pro forma basis and 3.9% on an actual basis compared to the year-ago quarter led by steady growth in Internet and commercial sales and also due to increased advertising revenue.

Video revenues totaled $906 million in the third quarter, a decrease of 0.5% on a pro forma basis and 0.2% on an actual basis compared to the prior-year period. Video revenues declined as a result of a decrease in residential basic video customers partially offset by price increases and incremental revenues from DVR and HD television services.

Third quarter 2012 Internet revenues were $467 million, growing 7.6% on a pro forma basis and 7.9% on an actual basis year over year, driven by the addition of 307,000 Internet customers. Telephone revenues totaled $208 million, down 3.7% on a pro forma basis and actual basis over third quarter 2011 due to value-based pricing and revenue allocation in multi-product packages. We added 116,000 phone customers in the last twelve months.

Commercial revenues grew to $168 million, increasing 20.9% year over year on a pro forma and actual basis, reflecting higher sales to small and medium businesses and carrier customers.

Advertising sales revenues were $85 million for the third quarter of 2012, a 16.4% increase on a pro forma and actual basis compared to the third quarter of 2011 primarily driven by an increase in revenues from the political and automotive sectors.

Operating Costs and Expenses

Third quarter total operating costs and expenses increased 6.0% on a pro forma basis and 6.3% on an actual basis compared to the year-ago period, primarily related to increases in programming, labor and service expenses. Third quarter programming expenses increased $27 million on a pro forma basis and $29 million on an actual basis year over year reflecting contractual programming increases partially offset by customer losses. Labor and service expenses increased in the third quarter of 2012 primarily from increased preventive maintenance and growth in our commercial business.

Adjusted EBITDA

Third quarter adjusted EBITDA of $651 million decreased 0.5% on a pro forma basis and 0.3% on an actual basis compared to the year-ago quarter as higher revenues were offset by increased operating costs and expenses. Adjusted EBITDA margin declined to 34.6% for the third quarter of 2012 compared to 36.1% on a pro forma basis and an actual basis in the year-ago quarter.

Net Loss

Net loss was $87 million in the third quarter of 2012, compared to $85 million on a pro forma and actual basis in the year-ago period. Net loss increased primarily due to higher depreciation and amortization partly offset by lower interest expense. Net loss per common share was $0.87 in the third quarter of 2012 compared to $0.79 on a pro forma and actual basis during the same period last year. The increase is a result of the factors described above and a decrease in our weighted average shares outstanding as a result of share repurchases in the last twelve months.

Capital Expenditures

Third quarter property, plant and equipment expenditures were $488 million compared to $304 million in 2011. The increase was driven primarily by investments in customer premise equipment ("CPE"), our commercial business, and support capital. The CPE expenditures included higher set-top box placement in new and existing customer homes and increases in inventory to support customer growth activity. Support capital expenditures increased due to fleet replacement, which was primarily timing related. During 2012, we currently expect capital expenditures to be between $1.6 billion and $1.7 billion.

Cash Flow

Net cash flows from operating activities totaled $468 million, compared to $406 million on a pro forma basis and $405 million on an actual basis in the third quarter of 2011. The increase in net cash flows from operating activities was primarily due to timing of trade working capital and lower cash interest.

Free cash flow for the third quarter of 2012 was negative $17 million, compared to free cash flow of $91 million on a pro forma basis and $90 million on an actual basis in the same period last year. The decrease was driven primarily by higher success-based capital expenditures offset by the increase in cash flows from operating activities.

Conference Call

Charter will host a conference call on Tuesday, November 6, 2012 at 10:00 a.m. Eastern Time (ET) related to the contents of this release.

The conference call will be webcast live via the Company's website at charter.com. The webcast can be accessed by selecting "Investor & News Center" from the lower menu on the home page. The call will be archived in the "Investor & News Center" in the "Financial Information" section on the left beginning two hours after completion of the call. Participants should go to the webcast link no later than 10 minutes prior to the start time to register.

Those participating via telephone should dial 866-919-0894 no later than 10 minutes prior to the call. International participants should dial 706-679-9379. The conference ID code for the call is 28432644.

A replay of the call will be available at 855-859-2056 or 404-537-3406 beginning two hours after the completion of the call through the end of business on December 6, 2012. The conference ID code for the replay is 28432644.

Additional Information Available on Website

The information in this press release should be read in conjunction with the financial statements and footnotes contained in the Company's Form 10-Q for quarter ended September 30, 2012 available on the “Investor & News Center” of our website at charter.com in the “Financial Information” section. A slide presentation to accompany the conference call and a trending schedule containing historical customer and financial data can also be found in the “Financial Information” section.

Use of Non-GAAP Financial Metrics

The Company uses certain measures that are not defined by Generally Accepted Accounting Principles (“GAAP”) to evaluate various aspects of its business. Adjusted EBITDA and free cash flow are non-GAAP financial measures and should be considered in addition to, not as a substitute for, net loss or cash flows from operating activities reported in accordance with GAAP. These terms, as defined by Charter, may not be comparable to similarly titled measures used by other companies. Adjusted EBITDA is reconciled to net loss and free cash flow is reconciled to net cash flows from operating activities in the addendum of this news release.

Adjusted EBITDA is defined as net loss plus net interest expense, income taxes, depreciation and amortization, stock compensation expense, loss on extinguishment of debt, and other operating (income) expenses, such as special charges and (gain) loss on sale or retirement of assets. As such, it eliminates the significant non-cash depreciation and amortization expense that results from the capital-intensive nature of the Company's businesses as well as other non-cash or special items, and is unaffected by the Company's capital structure or investment activities. Adjusted EBITDA is used by management and the Company's Board to evaluate the performance of the Company's business. However, these measures are limited in that they do not reflect the periodic costs of certain capitalized tangible and intangible assets used in generating revenues and the cash cost of financing. Management evaluates these costs through other financial measures.

Free cash flow is defined as net cash flows from operating activities, less purchases of property, plant and equipment and changes in accrued expenses related to capital expenditures.

The Company believes that adjusted EBITDA and free cash flow provide information useful to investors in assessing Charter's performance and its ability to service its debt, fund operations and make additional investments with internally generated funds. In addition, adjusted EBITDA generally correlates to the leverage ratio calculation under the Company's credit facilities or outstanding notes to determine compliance with the covenants contained in the credit facilities and notes (all such documents have been previously filed with the United States Securities and Exchange Commission). For the purpose of calculating compliance with leverage covenants, we use adjusted EBITDA, as presented, excluding certain expenses paid by our operating subsidiaries to other Charter entities. Our debt covenants refer to these expenses as management fees which fees were in the amount of $44 million and $40 million for the three months ended September 30, 2012 and 2011, respectively, and $126 million and $110 million for the nine months ended September 30, 2012 and 2011, respectively.

In addition to the actual results for the three and nine months ended September 30, 2012 and 2011, we have provided pro forma results in this release for the three and nine months ended September 30, 2011. We believe these pro forma results facilitate meaningful analysis of the results of operations. Pro forma results in this release reflect certain acquisitions of cable systems in 2011 as if they occurred as of January 1, 2011. Pro forma statements of operations for the three and nine months ended September 30, 2011 are provided in the addendum of this news release.

About Charter

Charter (NASDAQ: CHTR) is a leading broadband communications company and the fourth-largest cable operator in the United States. Charter provides a full range of advanced broadband services, including advanced Charter TV® video entertainment programming, Charter Internet® access, and Charter Phone®. Charter Business® similarly provides scalable, tailored, and cost-effective broadband communications solutions to business organizations, such as business-to-business Internet access, data networking, business telephone, video and music entertainment services, and wireless backhaul. Charter's advertising sales and production services are sold under the Charter Media® brand. More information about Charter can be found at charter.com.

# # #

Contact:

Media:	Analysts:
Anita Lamont	Robin Gutzler
314-543-2215	314-543-2389

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This release includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the "Securities Act"), and Section 21E of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), regarding, among other things, our plans, strategies and prospects, both business and financial. Although we believe that our plans, intentions and expectations reflected in or suggested by these forward-looking statements are reasonable, we cannot assure you that we will achieve or realize these plans, intentions or expectations. Forward-looking statements are inherently subject to risks, uncertainties and assumptions including, without limitation, the factors described under "Risk Factors" from time to time in our filings with the Securities and Exchange Commission ("SEC"). Many of the forward-looking statements contained in this release may be identified by the use of forward-looking words such as "believe," "expect," "anticipate," "should," "planned," "will," "may," "intend," "estimated," "aim," "on track," "target," "opportunity," "tentative," "positioning," "designed," "create" and "potential," among others. Important factors that could cause actual results to differ materially from the forward-looking statements we make in this release are set forth in other reports or documents that we file from time to time with the SEC, and include, but are not limited to:

•
our ability to sustain and grow revenues and free cash flow by offering video, Internet, telephone, advertising and other services to residential and commercial customers, to adequately meet the customer experience demands in our markets and to maintain and grow our customer base, particularly in the face of increasingly aggressive competition, the need for innovation and the related capital expenditures and the difficult economic conditions in the United States;

•	the development and deployment of new products and technologies;

•
the impact of competition from other market participants, including but not limited to incumbent telephone companies, direct broadcast satellite operators, wireless broadband and telephone providers, digital subscriber line (“DSL”) providers, and video provided over the Internet;

•	general business conditions, economic uncertainty or downturn, high unemployment levels and the level of activity in the housing sector;

•	our ability to obtain programming at reasonable prices or to raise prices to offset, in whole or in part, the effects of higher programming costs (including retransmission consents);

•	the effects of governmental regulation on our business;

•
the availability and access, in general, of funds to meet our debt obligations prior to or when they become due and to fund our operations and necessary capital expenditures, either through (i) cash on hand, (ii) free cash flow, or (iii) access to the capital or credit markets; and

•
our ability to comply with all covenants in our indentures and credit facilities any violation of which, if not cured in a timely manner, could trigger a default of our other obligations under cross-default provisions.

All forward-looking statements attributable to us or any person acting on our behalf are expressly qualified in their entirety by this cautionary statement. We are under no duty or obligation to update any of the forward-looking statements after the date of this release.

CHARTER COMMUNICATIONS, INC. AND SUBSIDIARIES
UNAUDITED CONSOLIDATED STATEMENTS OF OPERATIONS AND OPERATING DATA
(dollars in millions, except per share and share data)

	Three Months Ended September 30,			Nine Months Ended September 30,
	2012	2011		2012	2011
	Actual	Actual	% Change	Actual	Actual	% Change
REVENUES:
Video	$906	$908	(0.2)%	$2,712	$2,737	(0.9)%
Internet	467	433	7.9%	1,384	1,266	9.3%
Telephone	208	216	(3.7)%	642	641	0.2%
Commercial	168	139	20.9%	481	397	21.2%
Advertising Sales	85	73	16.4%	238	211	12.8%
Other	46	40	15.0%	134	118	13.6%
Total Revenues	1,880	1,809	3.9%	5,591	5,370	4.1%

COSTS AND EXPENSES:
Operating (excluding depreciation and amortization) (a)	858	792	8.3%	2,503	2,344	6.8%
Selling, general and administrative (excluding stock compensation expense) (b)	371	364	1.9%	1,092	1,037	5.3%
Total operating costs and expenses	1,229	1,156	6.3%	3,595	3,381	6.3%

Adjusted EBITDA	651	653	(0.3)%	1,996	1,989	0.4%

Adjusted EBITDA margin	34.6%	36.1%		35.7%	37.0%

Depreciation and amortization	424	405		1,247	1,181
Stock compensation expense	13	10		37	25
Other operating expenses, net	3	1		2	7

Income from operations	211	237		710	776

OTHER EXPENSES:
Interest expense, net	(229)	(244)		(691)	(718)
Loss on extinguishment of debt	—	(4)		(74)	(124)
Other expense, net	—	(2)		(1)	(4)
	(229)	(250)		(766)	(846)

Loss before income taxes	(18)	(13)		(56)	(70)

Income tax expense	(69)	(72)		(208)	(232)

Net loss	$(87)	$(85)		$(264)	$(302)

LOSS PER COMMON SHARE, BASIC AND DILUTED:	$(0.87)	$(0.79)		$(2.65)	$(2.74)

Weighted average common shares outstanding, basic and diluted	99,694,672	108,420,169		99,542,021	110,285,852

(a) Operating expenses include programming, service, and advertising sales expenses.

(b) Selling, general and administrative expenses include general and administrative and marketing expenses.

Certain prior year amounts have been reclassified to conform with the 2012 presentation, including the reflection of revenues earned from customers residing in multi-dwelling residential structures from commercial revenues to video and Internet revenues.

Adjusted EBITDA is a non-GAAP term. See page 7 of this addendum for the reconciliation of adjusted EBITDA to net loss as defined by GAAP.

Addendum to Charter Communications, Inc. Third Quarter 2012 Earnings Release

CHARTER COMMUNICATIONS, INC. AND SUBSIDIARIES
UNAUDITED CONSOLIDATED STATEMENTS OF OPERATIONS AND OPERATING DATA
(dollars in millions, except per share and share data)

	Three Months Ended September 30,			Nine Months Ended September 30,
	2012	2011		2012	2011
	Actual	Pro Forma (a)	% Change	Actual	Pro Forma (a)	% Change
REVENUES:
Video	$906	$911	(0.5)%	$2,712	$2,750	(1.4)%
Internet	467	434	7.6%	1,384	1,271	8.9%
Telephone	208	216	(3.7)%	642	642	—%
Commercial	168	139	20.9%	481	398	20.9%
Advertising Sales	85	73	16.4%	238	211	12.8%
Other	46	40	15.0%	134	118	13.6%
Total Revenues	1,880	1,813	3.7%	5,591	5,390	3.7%

COSTS AND EXPENSES:
Operating (excluding depreciation and amortization) (b)	858	795	7.9%	2,503	2,355	6.3%
Selling, general and administrative (excluding stock compensation expense) (c)	371	364	1.9%	1,092	1,041	4.9%
Total operating costs and expenses	1,229	1,159	6.0%	3,595	3,396	5.9%

Adjusted EBITDA	651	654	(0.5)%	1,996	1,994	0.1%

Adjusted EBITDA margin	34.6%	36.1%		35.7%	37.0%

Depreciation and amortization	424	406		1,247	1,187
Stock compensation expense	13	10		37	25
Other operating expenses, net	3	1		2	7

Income from operations	211	237		710	775

OTHER EXPENSES:
Interest expense, net	(229)	(244)		(691)	(718)
Loss on extinguishment of debt	—	(4)		(74)	(124)
Other expense, net	—	(2)		(1)	(4)
	(229)	(250)		(766)	(846)

Loss before income taxes	(18)	(13)		(56)	(71)

Income tax expense	(69)	(72)		(208)	(232)

Net loss	$(87)	$(85)		$(264)	$(303)

LOSS PER COMMON SHARE, BASIC AND DILUTED:	$(0.87)	$(0.79)		$(2.65)	$(2.74)

Weighted average common shares outstanding, basic and diluted	99,694,672	108,420,169		99,542,021	110,285,852

(a) Pro forma results reflect certain acquisitions of cable systems in 2011 as if they occurred as of January 1, 2011.

(b) Operating expenses include programming, service, and advertising sales expenses.

(c) Selling, general and administrative expenses include general and administrative and marketing expenses.

September 30, 2011. Pro forma revenues and operating costs and expenses increased by $4 million and $3 million, respectively, for the three months ended September 30, 2011 and net loss remained unchanged. Pro forma revenues, operating costs and expenses and net loss increased by $20 million, $15 million and $1 million, respectively, for the nine months ended September 30, 2011.

Certain prior year amounts have been reclassified to conform with the 2012 presentation, including the reflection of revenues earned from customers residing in multi-dwelling residential structures from commercial revenues to video and Internet revenues.

Adjusted EBITDA is a non-GAAP term. See page 7 of this addendum for the reconciliation of adjusted EBITDA to net loss as defined by GAAP.

Addendum to Charter Communications, Inc. Third Quarter 2012 Earnings Release

CHARTER COMMUNICATIONS, INC. AND SUBSIDIARIES
UNAUDITED CONSOLIDATED BALANCE SHEETS
(dollars in millions)

	September 30, 2012	December 31, 2011

ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$868	$2
Restricted cash and cash equivalents	27	27
Accounts receivable, net	254	272
Prepaid expenses and other current assets	80	69
Total current assets	1,229	370

INVESTMENT IN CABLE PROPERTIES:
Property, plant and equipment, net	7,159	6,897
Franchises	5,287	5,288
Customer relationships, net	1,492	1,704
Goodwill	953	954
Total investment in cable properties, net	14,891	14,843

OTHER NONCURRENT ASSETS	377	392

Total assets	$16,497	$15,605

LIABILITIES AND SHAREHOLDERS’ EQUITY
CURRENT LIABILITIES:
Accounts payable and accrued expenses	$1,246	$1,153
Current portion of long-term debt	870	—
Total current liabilities	2,116	1,153

LONG-TERM DEBT	12,820	12,856
DEFERRED INCOME TAXES	1,054	847
OTHER LONG-TERM LIABILITIES	334	340

SHAREHOLDERS’ EQUITY	173	409

Total liabilities and shareholders’ equity	$16,497	$15,605

Addendum to Charter Communications, Inc. Third Quarter 2012 Earnings Release

CHARTER COMMUNICATIONS, INC. AND SUBSIDIARIES
UNAUDITED CONSOLIDATED STATEMENTS OF CASH FLOWS
(dollars in millions)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2012	2011	2012	2011
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(87)	$(85)	$(264)	$(302)
Adjustments to reconcile net loss to net cash flows from operating activities:
Depreciation and amortization	424	405	1,247	1,181
Noncash interest expense	9	7	33	27
Loss on extinguishment of debt	—	4	74	124
Deferred income taxes	67	70	203	225
Other, net	14	10	25	26
Changes in operating assets and liabilities, net of effects from acquisitions and dispositions:
Accounts receivable	2	(10)	18	(5)
Prepaid expenses and other assets	(1)	2	(12)	(4)
Accounts payable, accrued expenses and other	40	2	67	40
Net cash flows from operating activities	468	405	1,391	1,312

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of property, plant and equipment	(488)	(304)	(1,296)	(984)
Change in accrued expenses related to capital expenditures	3	(11)	16	(11)
Sales (purchases) of cable systems, net	(2)	(89)	19	(89)
Other, net	(7)	(6)	(18)	(20)
Net cash flows from investing activities	(494)	(410)	(1,279)	(1,104)

CASH FLOWS FROM FINANCING ACTIVITIES:
Borrowings of long-term debt	1,536	240	4,353	3,801
Repayments of long-term debt	(635)	(279)	(3,554)	(3,645)
Payments for debt issuance costs	(17)	—	(41)	(43)
Purchase of treasury stock	—	(116)	(4)	(323)
Other, net	5	(2)	—	2
Net cash flows from financing activities	889	(157)	754	(208)

NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	863	(162)	866	—
CASH AND CASH EQUIVALENTS, beginning of period	32	194	29	32
CASH AND CASH EQUIVALENTS, end of period	$895	$32	$895	$32

CASH PAID FOR INTEREST	$199	$247	$647	$649

Addendum to Charter Communications, Inc. Third Quarter 2012 Earnings Release

CHARTER COMMUNICATIONS, INC. AND SUBSIDIARIES
UNAUDITED SUMMARY OF OPERATING STATISTICS
(in thousands, except ARPU and penetration data)

	Approximate as of
	Actual
	September 30, 2012 (a)	June 30, 2012 (a)	December 31, 2011 (a)	September 30, 2011 (a)
Footprint
Estimated Homes Passed Video (b)	11,996	11,979	11,960	11,928
Estimated Homes Passed Internet (b)	11,665	11,649	11,634	11,602
Estimated Homes Passed Phone (b)	11,040	10,966	10,871	10,840

Penetration Statistics
Video Penetration of Homes Passed Video (c)	33.6%	34.2%	34.6%	35.1%
Internet Penetration of Homes Passed Internet (c)	32.0%	31.4%	30.0%	29.5%
Phone Penetration of Homes Passed Phone (c)	17.0%	16.7%	16.5%	16.3%

Residential
Residential Customer Relationships (d)	5,015	4,996	4,927	4,922
Residential Non-Video Customers	990	898	783	734
% Non-Video	19.7%	18.0%	15.9%	14.9%

Customers
Video (e)	4,025	4,098	4,144	4,188
Internet (f)	3,731	3,662	3,492	3,424
Phone (g)	1,880	1,828	1,791	1,764
Residential PSUs (h)	9,636	9,588	9,427	9,376
Residential PSU / Customer Relationships (d)(h)	1.92	1.92	1.91	1.90
Net Additions/(Losses) (i)
Video (e)	(73)	(66)	(44)	(63)
Internet (f)	69	29	68	53
Phone (g)	52	6	27	11
Residential PSUs (h)	48	(31)	51	1

Single Play Penetration (j)	37.4%	37.0%	37.7%	38.2%
Double Play Penetration(k)	33.0%	34.2%	33.2%	33.0%
Triple Play Penetration (l)	29.6%	28.8%	29.1%	28.8%
Digital Penetration (m)	86.2%	84.7%	82.0%	80.9%

Revenue per Customer Relationship (n)	$105.39	$106.00	$105.73	$105.83

Commercial
Commercial Customer Relationships (d)(o)	321	312	298	295

Customers
Video (e)(o)	172	171	170	173
Internet (f)	186	177	163	156
Phone (g)	99	91	79	74
Commercial PSUs (h)	457	439	412	403
Net Additions/(Losses) (i)
Video (e)(o)	1	(6)	(3)	(4)
Internet (f)	9	8	7	7
Phone (g)	8	6	5	5
Commercial PSUs (h)	18	8	9	8

Digital Video RGUs (p)	3,484	3,484	3,410	3,401

Residential Product ARPU
Video (q)	$74.42	$73.41	$72.21	$72.08
Internet (q)	$42.15	$42.46	$42.65	$42.71
Phone (q)	$37.44	$39.69	$40.72	$40.93

See footnotes to unaudited summary of operating statistics on page 6 of this addendum.

Addendum to Charter Communications, Inc. Third Quarter 2012 Earnings Release

(a)
We calculate the aging of customer accounts based on the monthly billing cycle for each account. On that basis, at September 30, 2012, June 30, 2012, December 31, 2011 and September 30, 2011, customers include approximately 16,900, 17,000, 18,600 and 15,500 customers, respectively, whose accounts were over 60 days past due in payment, approximately 3,400, 2,900, 2,500 and 1,900 customers, respectively, whose accounts were over 90 days past due in payment and approximately 1,600, 1,300, 1,400 and 1,000 customers, respectively, whose accounts were over 120 days past due in payment.

(b)
"Homes Passed” represent our estimate of the number of units, such as single family homes, apartment and condominium units and commercial establishments passed by our cable distribution network in the areas where we offer the service indicated. These estimates are updated for all periods presented based upon the information available at that time.

(c)	"Penetration" represents residential customers as a percentage of homes passed for the service indicated.

(d)
"Customer Relationships" include the number of customers that receive one or more levels of service, encompassing video, Internet and phone services, without regard to which service(s) such customers receive. This statistic is computed in accordance with the guidelines of the National Cable & Telecommunications Association (NCTA). Commercial customer relationships includes video customers in commercial structures, which are calculated on an EBU basis (see footnote (o)) and non-video commercial customer relationships.

(e)
"Video Customers” represent those customers who subscribe to our video services. Effective January 1, 2012, Charter revised its reporting of customers whereby customers residing in multi-dwelling residential structures are now included in residential customer relationships and PSUs (see footnote (h)) rather than commercial. Further, residential PSUs and customer relationships are no longer calculated on an EBU (see footnote (o)) basis but are based on separate billing relationships. The impact of these changes increased residential customer relationships and PSUs and reduced commercial customer relationships and PSUs, with an overall net decrease to total customer relationships and PSUs. Prior periods were reclassified to conform to the 2012 presentation.

(f)	"Internet Customers" represent those customers who subscribe to our Internet service.

(g)	"Phone Customers" represent those customers who subscribe to our phone service.

(h)	"Primary Service Units" or "PSUs" represent the total of video, Internet and phone customers.

(i)	"Net Additions/(Losses)" represent the pro forma net gain or loss in the respective quarter for the service indicated.

(j)	"Single Play Penetration" represents residential customers receiving one of Charter service offerings, including video, Internet or phone, as a % of residential customer relationships.

(k)	"Double Play Penetration" represents residential customers receiving two of Charter service offerings, including video, Internet and/or phone, as a % of residential customer relationships.

(l)	"Triple Play Penetration" represents residential customers receiving all three Charter service offerings, including video, Internet and phone, as a % of residential customer relationships.

(m)	"Digital Penetration" represents the number of residential digital video RGUs as a percentage of residential video customers.

(n)
"Revenue per Customer Relationship" is calculated as total residential video, Internet and phone quarterly pro forma revenue divided by three divided by average pro forma residential customer relationships during the respective quarter.

(o)
Included within commercial video customers are those in commercial structures, which are calculated on an equivalent bulk unit (“EBU”) basis. We calculate EBUs by dividing the bulk price charged to accounts in an area by the published rate charged to non-bulk residential customers in that market for the comparable tier of service. This EBU method of estimating video customers is consistent with the methodology used in determining costs paid to programmers and is consistent with the methodology used by other multiple system operators (MSOs). As we increase our published video rates to residential customers without a corresponding increase in the prices charged to commercial service customers, our EBU count will decline even if there is no real loss in commercial service customers.

(p)	"Digital video RGUs" include all video customers who have one or more digital set-top boxes or cable cards in their home or business.

(q)
"Average Monthly Revenue per Customer" or "ARPU" represents quarterly pro forma revenue for the service indicated divided by three divided by the average number of pro forma customers for the service indicated during the respective quarter.

Addendum to Charter Communications, Inc. Third Quarter 2012 Earnings Release

CHARTER COMMUNICATIONS, INC. AND SUBSIDIARIES
UNAUDITED RECONCILIATION OF NON-GAAP MEASURES TO GAAP MEASURES
(dollars in millions)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2012	2011	2012	2011
	Actual	Actual	Actual	Actual

Net loss	$(87)	$(85)	$(264)	$(302)
Plus: Interest expense, net	229	244	691	718
Income tax expense	69	72	208	232
Depreciation and amortization	424	405	1,247	1,181
Stock compensation expense	13	10	37	25
Loss on extinguishment of debt	—	4	74	124
Other, net	3	3	3	11

Adjusted EBITDA (b)	651	653	1,996	1,989
Less: Purchases of property, plant and equipment	(488)	(304)	(1,296)	(984)

Adjusted EBITDA less capital expenditures	$163	$349	$700	$1,005

Net cash flows from operating activities	$468	$405	$1,391	$1,312
Less: Purchases of property, plant and equipment	(488)	(304)	(1,296)	(984)
Change in accrued expenses related to capital expenditures	3	(11)	16	(11)

Free cash flow	$(17)	$90	$111	$317

	Three Months Ended September 30,		Nine Months Ended September 30,
	2012	2011	2012	2011
	Actual	Pro forma (a)	Actual	Pro forma (a)

Net loss	$(87)	$(85)	$(264)	$(303)
Plus: Interest expense, net	229	244	691	718
Income tax expense	69	72	208	232
Depreciation and amortization	424	406	1,247	1,187
Stock compensation expense	13	10	37	25
Loss on extinguishment of debt	—	4	74	124
Other, net	3	3	3	11

Adjusted EBITDA (b)	651	654	1,996	1,994
Less: Purchases of property, plant and equipment	(488)	(304)	(1,296)	(984)

Adjusted EBITDA less capital expenditures	$163	$350	$700	$1,010

Net cash flows from operating activities	$468	$406	$1,391	$1,317
Less: Purchases of property, plant and equipment	(488)	(304)	(1,296)	(984)
Change in accrued expenses related to capital expenditures	3	(11)	16	(11)

Free cash flow	$(17)	$91	$111	$322

(a) Pro forma results reflect certain acquisitions of cable systems in 2011 as if they occurred as of January 1, 2011.

(b) See page 1 and 2 of this addendum for detail of the components included within adjusted EBITDA.

The above schedules are presented in order to reconcile adjusted EBITDA and free cash flows, both non-GAAP measures, to the most directly comparable GAAP measures in accordance with Section 401(b) of the Sarbanes-Oxley Act.

Addendum to Charter Communications, Inc. Third Quarter 2012 Earnings Release

CHARTER COMMUNICATIONS, INC. AND SUBSIDIARIES
CAPITAL EXPENDITURES
(dollars in millions)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2012	2011	2012	2011

Customer premise equipment (a)	$255	$156	$641	$470
Scalable infrastructure (b)	74	58	320	265
Line extensions (c)	52	29	111	78
Upgrade/Rebuild (d)	43	30	104	86
Support capital (e)	64	31	120	85

Total capital expenditures (f)	$488	$304	$1,296	$984

(a)
Customer premise equipment includes costs incurred at the customer residence to secure new customers and revenue generating units. It also includes customer installation costs and customer premise equipment (e.g., set-top boxes and cable modems).

(b)
Scalable infrastructure includes costs, not related to customer premise equipment, to secure growth of new customers and revenue generating units, or provide service enhancements (e.g., headend equipment).

(c)	Line extensions include network costs associated with entering new service areas (e.g., fiber/coaxial cable, amplifiers, electronic equipment, make-ready and design engineering).

(d)	Upgrade/rebuild includes costs to modify or replace existing fiber/coaxial cable networks, including betterments.

(e)
Support capital includes costs associated with the replacement or enhancement of non-network assets due to technological and physical obsolescence (e.g., non-network equipment, land, buildings and vehicles).

(f)
Total capital expenditures includes $82 million and $48 million of capital expenditures related to commercial services for the three months ended September 30, 2012 and 2011, respectively, and $181 million and $120 million for the nine months ended September 30, 2012 and 2011.

Certain prior period amounts have been reclassified to conform with the 2012 presentation.

Addendum to Charter Communications, Inc. Third Quarter 2012 Earnings Release